FOR IMMEDIATE RELEASE:  Tuesday, July 26, 2005

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                MITY ENTERPRISES, INC. ANNOUNCES RECORD
                   RESULTS FOR FIRST FISCAL QUARTER
                - - - - - - - - - - - - - - - - - - - -
                   NET INCOME INCREASES 42 PERCENT

OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the first quarter ended June 30, 2005.

Net sales for the first quarter totaled a record $14.4 million compared to $12.0 million a year ago, an increase of 19 percent. Net income was $1.5 million versus $1.1 million for the comparable period a year ago, an increase of 42 percent. Basic and diluted earnings per share for the recent quarter were $0.36 and $0.34, respectively, an increase from the previous year's first quarter basic and diluted earnings per share of $0.25 and $0.24, respectively.

As compared to the first quarter of fiscal 2005, the increase in net sales was primarily attributable to growth in the public assembly, hospitality and recreation markets. Multipurpose room furniture sales were up 21 percent with chair sales up 23 percent and table sales up 19 percent. The healthcare
seating segment experienced 9 percent growth.   International sales
contributed to the growth as well, as they were up 54 percent. Gross margins increased from 34 percent in the June 2004 quarter to 37 percent in the June 2005 quarter.

"We are extremely pleased with the performance of our company this last quarter," said Nielson. "It was a quarter filled with reaching new financial milestones. We exceeded our previous net sales record by over $1.0 million and our previous net income record by over $0.21 million. In addition, we launched two new product lines - our Steelcore(TM) Chiavari Chair and Duramax(TM) Folding Chair. Both have been well accepted and have generated a lot of interest from our customer base. We have also taken steps to increase our operating margins which are now beginning to return to historical levels."

"In June we announced a stock buy back of up to 500,000 shares," said Paul R. Killpack, chief financial officer. "So far we have successfully repurchased almost 294,000 shares. We are anticipating continued strong growth as a company and would expect this year's second fiscal quarter sales results to be as much as 10 percent higher than last year's second fiscal quarter."


The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 9:00 AM Eastern Time tomorrow. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvents' Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's Form 10-Q for the fiscal quarter ended June 30, 2005 will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to the Company's anticipation of continued strong growth, including the Company's belief that sales for the second quarter will be as much as 10 percent higher as compared to last year's sales for the same period. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (ii) whether the economy will continue to strengthen and whether the Company's market segments will continue to improve; (iii) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (iv) lack of available capital and other resources to develop or acquire and commercialize new products, and (v) all other risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release, except as required by law.

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                           MITY ENTERPRISES, INC.
                      UNAUDITED FINANCIAL HIGHLIGHTS

                                                   THREE MONTHS ENDED
                                                         JUNE 30,
                                                   2005            2004
                                               -----------     -----------
Net sales                                      $14,384,000     $12,046,000

Income from operations                           2,274,000       1,603,000

Pre-tax income                                   2,380,000       1,666,000

Net income                                       1,518,000       1,071,000

Basic earnings per share                             $0.36           $0.25

Weighted average number of common shares-basic   4,273,517       4,268,941

Diluted earnings per share                           $0.34           $0.24

Weighted average common and common equivalent
 shares-diluted                                  4,438,701       4,478,894


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